EXHIBIT 5.12

CONSENT OF SIMON HILLE

The undersigned hereby consents to the (i) references to the undersigned’s name under the caption “Interest of Experts” in the short form base shelf prospectus, and (ii) to the references to the undersigned’s name in connection with the preparation and review of the scientific or technical information regarding Kisladag, Efemcukuru, Olympias, Skouries, Stratoni and Perama Hill contained in the short form base shelf prospectus and in the documents incorporated by reference therein, and (iii) the filing of such scientific or technical information and the use of my name in the Registration Statement on Form F-10 being filed by Eldorado Gold Corporation with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ Simon Hille
Name: Simon Hille, FausIMM
Date: May 18, 2023